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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                INVESCO CALIFORNIA QUALITY MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco California Quality Municipal Securities (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                               Votes    Votes
                  Matter                        For    Against
                  ------                     --------- -------
                  (1).   James T. Bunch..... 8,155,780 267,399
                         Bruce L. Crockett.. 8,154,460 268,719
                         Rodney F. Dammeyer. 8,158,782 264,397
                         Jack M. Fields..... 8,158,383 264,796
                         Martin L. Flanagan. 8,153,787 269,392
                         Carl Frischling.... 8,153,844 269,335

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Van Kampen California Value Municipal Income Trust by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                    Votes    Votes   Votes   Broker
           Matters                   For    Against Abstain Non-Votes
           -------                --------- ------- ------- ---------
           (1). Common Shares.... 4,804,821 239,757 189,326 3,250,373
                Preferred Shares.       309       0       0         0
           (2). Common Shares.... 4,766,640 271,704 195,560 3,250,373
                Preferred Shares.       309       0       0         0